FUND ADMINISTRATION SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of this 20th day of November 2000, by and between Ayco Series Trust, a Delaware business trust (hereinafter referred to as the "Trust") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").

     WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio;

     WHEREAS, FMFS is a limited liability company and, among other things, is in the business of providing fund administration services for the benefit of its customers; and

     WHEREAS, the Trust desires to retain FMFS to act as Administrator for each series of the Trust listed on Exhibit A attached hereto (each hereinafter referred to as a "Fund"), as it may be amended from time to time.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and FMFS agree as follows:

1.   APPOINTMENT OF ADMINISTRATOR

     The Trust hereby appoints FMFS as Administrator of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.   DUTIES AND RESPONSIBILITIES OF FMFS

     A.   General Fund Management

          1.   Act as liaison among all Fund service providers

          2.   Supply:

               a.   Corporate secretarial services
               b. Office facilities (which may be in FMFS's or its affiliate's own offices)
               c. Non-investment-related statistical and research data as needed
               d. Assistance in preparing for, attending and administering shareholder meetings

          3.   Coordinate Board of Trustees ("Board") communication by:

               a. Establishing meeting agendas for all regular and special Board meetings
               b. Preparing Board reports based on financial and administrative data
               c.   Evaluating independent accountants
               d. Securing and monitoring fidelity bond and errors and omissions/director and officer liability coverage, and making the necessary Securities and Exchange Commission ("SEC") filings relating thereto
               e. Preparing minutes of meetings of the Board and shareholders meetings
               f. Recommend dividend declarations and capital gain distributions to the Board in accordance with distribution policies detailed in the Trust's prospectus(es) and statements of additional information (collectively "Prospectus(es)") or Board resolutions, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders
               g. Provide personnel to serve as officers of the Trust if so elected by the Board and attend Board meetings to present materials for Board review
               h. Maintaining awareness of significant emerging regulatory and legislative developments that may affect each Fund; update the Board and the Trust's investment manager ("Manager") on those developments and provide related planning assistance where reasonably requested or appropriate.

          4.   Audits

               a. Prepare appropriate schedules and assist independent accountants
               b.   Provide information to SEC and facilitate audit process
               c.   Provide office facilities

          5. Assist in overall operations of the Trust and each Fund, including
               a. Preparing and updating documents, such as Trust's Declaration of Trust, by-laws, and Blue Sky foreign qualification filings
               b. Providing support and counsel with respect to routine regulatory examinations or investigations of the Trust and work closely with the Trust's legal counsel in response to any non-routine regulatory matters. Also, coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants
               c. Maintaining general corporate and compliance calendar for the Trust
               d. When requested, providing consultation on regulatory matters relating to portfolio management, Trust operations and any potential changes in each Fund's investment policies, operations or structure
               e. Preparing, proposing and monitoring the Trust budget, including preparing Trust, Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g. audit fees, registration fees, trustees' fees, etc.).
               f. For new Funds and classes, obtaining Employer or Taxpayer Identification Number and CUSIP numbers, as necessary, estimating organizational costs and expenses and monitoring against actual disbursements.

          6. Paying Trust and Fund expenses upon written authorization from an appropriate officer of the Trust

          7.   Monitor arrangements under shareholder services or similar plans

          8. Prepare, distribute, and utilize in compliance training sessions, comprehensive compliance materials, including compliance manuals and checklists, subject to review and comment by the Trust's legal counsel, and develop or assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents.

     B.   Compliance

          1.   Regulatory Compliance

               a.   Monitor compliance with 1940 Act requirements, including:
                    1)   Asset diversification tests
                    2)   Average annual total return and SEC yield calculations
                    3)   Maintenance of books and records under Rule 31a-3

               b. Monitor each Fund's compliance with its policies and investment limitations as set forth in the Trust's Prospectus and Statement of Additional Information
               c. Report compliance under the terms of the Codes of Ethics for the Trust's trustees, officers, and access persons to the Board
               d.   Report compliance to, and with the directives of, the Board
                    with respect to   such matters as Board approved guidelines
                    and procedures regarding Rule 17a-7, Rule 17e-1, Rule 12d3-1 and Rule 10f-3

          2.   Blue Sky Compliance

               a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states
               b.   Monitor status and maintain registrations in each state
               c. Provide information regarding material developments in state securities regulation

          3.   SEC Registration and Reporting

               a. Assist Trust counsel in updating the Trust's Registration Statement, including any Prospectuses, contained therein, and in preparing proxy statements and Rule 24f-2 notices
               b. Prepare annual and semi-annual reports, Form N-SAR filings and Rule 24f-2 notices
               c. Coordinate the printing and filing of publicly disseminated Prospectuses and reports and coordinate the preparation, review and filing of post-effective amendments to the Trust's Registration statement and supplements as needed with respect to currently existing Funds only
               d.   File fidelity bond under Rule 17g-1
               e.   File shareholder reports under Rule 30b2-1
               f. Monitor sales of each Fund's shares and ensure that such shares are properly registered with the SEC
               g.   File Rule 24f-2 notices

          3.   IRS Compliance

               a. Monitor the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, including without limitation, review of the following:

                    1)   Asset diversification requirements
                    2)   Qualifying income requirements
                    3)   Distribution requirements

               b. Calculate required distributions (including excise tax distributions)

               c. Monitor and periodically test, including on required quarterly testing dates, each Fund's compliance with the requirements of Subchapter L of the Internal Revenue Code and applicable Treasury Regulations.

     C.   Financial Reporting

          1.   Provide financial data required by the Prospectus(es) ;
          2. Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC, and independent auditors;
          3. Supervise the Trust's Custodian and accountants in the maintenance of the Trust's general ledger and in the preparation of each Fund's financial statements, including oversight of expense accruals and payments, of the determination of the net asset value of each Fund's net assets and shares, and of the declaration and payment of dividends and other distributions to shareholders;
          4. Compute the yield, total return and expense ratio of each class of shares of each Fund, and each Fund's portfolio turnover rate; and
          5. Monitor the expense accruals and notify Trust management of any proposed adjustments.
          6. Prepare monthly financial statements for each Fund, which will include without limitation the following items:
                    Schedule of Investments
                    Statement of Assets and Liabilities
                    Statement of Operations
                    Statement of Changes in Net Assets
                    Cash Statement
                    Schedule of Capital Gains and Losses
          7.   Prepare quarterly broker security transaction summaries.

     D.   Tax Reporting

          1. Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules
          2.   Prepare state income breakdowns where relevant
          3. File Form 1099 Miscellaneous for payments to trustees and other service providers
          4.   Monitor wash losses
          5.   Calculate eligible dividend income for corporate shareholders
          6. Notify Trust shareholders as to what portion, if any, of the distributions made by the Trust during the prior fiscal year were exempt-interest dividends under Section 852(b)(5)(A) of the Internal Revenue Code.

3.   COMPENSATION

     The Trust, on behalf of each Fund, agrees to pay FMFS for the performance of the duties listed in this Agreement, the fees and out-of-pocket expenses as set forth in the attached Exhibit A. Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid out of the assets and property of the particular Fund involved.

     These fees may be changed from time to time, subject to mutual written Agreement between the Trust and FMFS.

     The Trust agrees to pay all fees and reimbursable expenses within twenty
     (20) business days following the receipt of the billing notice.

4.   PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

          A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
     fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

               FMFS shall indemnify and hold the Trust and its trustees and officers harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Trust and its trustees and officers may sustain or incur or which may be asserted against the Trust and its trustees and officers by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

               In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

               Regardless of the above, FMFS shall immediately notify the Manager of administrative errors and shall immediately reprocess and correct such errors at its own expense.

          B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

          C. FMFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

5.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

6.   TERM OF AGREEMENT

     This Agreement shall become effective as of the date hereof and will continue in effect for a period of two years. Subsequent to the initial two year term, the Agreement may continue from year to year thereafter, if approved by the Trust. This Agreement may be terminated by either party upon giving 120 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. In addition, this Agreement may be terminated by either party ("Terminating Party") if the Terminating Party shall determine, in its sole judgment, exercised in good faith, that the other party ("Terminated Party") is in material breach of its duties under this Agreement, suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; but no termination shall be effective under this Section 6 until the Terminated Party has been afforded not more than ten (10) business days to respond to a statement by the Terminating Party concerning the reason for notice of termination hereunder. This Agreement also may be amended by mutual written consent of the parties.

7.   RECORDS

     FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8.   GOVERNING LAW

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

9.   DUTIES IN THE EVENT OF TERMINATION

     In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the reasonable and documented expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained, those books, records, correspondence and other data, the Trust shall pay any reasonable and documented expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, correspondence and other data by such successor.

10.  NO AGENCY RELATIONSHIP

     Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

11.  DATA NECESSARY TO PERFORM SERVICES

     The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon if FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

12.  NOTICES

     Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
     Notice to FMFS shall be sent to:

     Firstar Mutual Fund Services, LLC
     615 East Michigan Street
     Milwaukee, WI  53202

     and notice to the Trust shall be sent to:

     Ayco Series Trust
     c/o Ayco Asset Management
     One Wall Street
     Albany, New York 12205-3894
     c/o John Mastriani,

     copies to General Counsel


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

AYCO SERIES TRUST                       FIRSTAR MUTUAL FUND SERVICES, LLC

By:/s/John J. Collins
   ---------------------------------    By:-------------------------------------
  John J. Collins, III
  Chief Financial Officer and Controller

Attest:-----------------------------    Attest:---------------------------------

                       FUND ADMINISTRATION AND COMPLIANCE
                      ANNUAL FEE SCHEDULE - DOMESTIC FUNDS

                                                                       EXHIBIT A

                      Separate Series of Ayco Series Trust


NAME OF SERIES                                                        DATE ADDED
Ayco Large Cap Growth Fund I

Annual fee based upon average assets:

The greater of the annual minimum of $40,000 or
8.75 (.000875) basis points on the first $200 million
7.5 (.00075) basis points on the next $500 million
5 (.0005) basis points on the balance

Plus out-of-pocket expense reimbursements, including but not limited to:
     Postage
     Programming
     Stationery
     Proxies
     Retention of records
     Special reports
     Federal and state regulatory filing fees
     Certain insurance premiums
     Expenses from board of trustees meetings
     Auditing and legal expenses

Fees and out-of-pocket expense reimbursements are billed monthly